Historical and Projected Financial Statements of Genencor International, Inc.

Consolidated Income Statement 2002-2008

($ in millions, except per share data)	2002A	2003A	2004	2005	2006	2007	2008
Revenues:
Product revenue	$329.3	$362.1	$381.2	$416.5	$464.4	$517.0	$574.2
Fees and royalty revenues	20.7	21.0	27.8	18.1	21.0	22.0	18.4
Total revenues	$350.1	$383.2	$409.0	$434.6	$485.4	$539.0	$592.6
Operating expenses:
Cost of product sold	$186.4	$207.5	$219.3	$237.6	$263.0	$289.5	$323.4
Research and development	70.2	72.5	80.0	89.0	101.5	121.5	128.3
Sales, marketing and business development	33.0	33.7	37.6	39.5	42.8	47.1	51.0
General and administrative	34.6	33.6	37.1	36.9	39.3	41.0	44.5
Amortization	5.6	5.7	4.6	4.4	4.4	4.4	4.4
Restructuring and related charges	16.4	—	—	—	—	—	—
Other (income) expense	(3.4)	(2.1)	(7.6)	0.9	0.9	0.9	0.9
Total operating expenses	$342.8	$350.9	$371.1	$408.3	$451.9	$504.3	$552.4
Operating income	$7.3	$32.2	$37.9	$26.3	$33.5	$34.7	$40.1
Investment expense	1.5	1.0	—	—	—	—	—
Interest expense	8.6	6.7	5.1	2.8	0.9	0.4	0.4
Interest (income)	(5.2)	(4.0)	(2.6)	(2.6)	(3.0)	(4.0)	(6.4)
Income before provision for income taxes	$2.4	$28.5	$35.4	$26.0	$35.6	$38.3	$46.1
Provision for income taxes	(3.4)	5.7	7.1	6.0	6.6	7.3	6.4
Net income	$5.8	$22.8	$28.3	$20.1	$29.0	$31.0	$39.7
Preferred dividend	(7.3)	(7.3)	(7.3)	(7.3)	(7.3)	(7.3)	(7.3)
Net income available to holders of common stock	($1.5)	$15.5	$21.0	$12.8	$21.7	$23.8	$32.5
Earning per common share
Basic	($0.02)	$0.26	$0.35	$0.21	$0.35	$0.38	$0.50
Diluted	($0.02)	$0.26	$0.34	$0.20	$0.33	$0.35	$0.47
Diluted, excluding non-recurring items	$0.17	$0.27	$0.16	$0.20	$0.33	$0.35	$0.47

Consolidated Balance Sheet 2002-2008

($ in millions, except per share data)	2002A	2003A	2004	2005	2006	2007	2008
Current assets:
Cash and cash equivalents	$169.0	$166.6	$177.1	$141.9	$153.4	$200.1	$261.8
Trade accounts receivable	51.6	58.2	62.9	66.2	73.8	82.2	91.0
Inventories, net	54.2	64.2	65.9	64.1	70.9	78.0	87.2
Prepaid expenses and other current assets	19.6	33.0	19.5	27.6	27.6	27.6	27.6
Deferred income taxes	8.0	3.3	3.3	3.3	3.3	3.3	3.3
Total current assets	$302.4	$325.2	$328.7	$303.0	$329.0	$391.2	$470.9
Property, plant and equipment, net	217.1	232.9	234.4	260.8	273.6	284.6	295.8
Investments and other assets	50.1	61.7	61.6	58.2	57.7	57.2	49.2
Intangible assets, net	75.3	76.5	71.3	65.4	61.0	56.7	52.3
Deferred income taxes	10.0	16.1	16.1	16.1	16.1	16.1	16.1
Total assets	$654.9	$712.4	$712.1	$703.6	$737.4	$805.8	$884.3
Current liabilities:
Notes payable	$7.9	$5.9	$8.0	$8.0	$8.0	$8.0	$8.0
Current maturities of long-term debt	28.3	28.2	28.0	28.0	—	—	—
Accounts payable and accrued expenses	47.5	49.1	51.1	57.7	64.1	71.1	78.7
Interest payable on long-term debt	1.9	1.4	1.0	0.5	—	—	—
Accrued employee benefits	12.7	17.4	16.9	21.5	23.9	27.2	29.1
Deferred income taxes	0.9	0.0	0.0	0.0	0.0	0.0	0.0
Total current liabilities	$99.3	$102.2	$105.0	$115.7	$96.0	$106.4	$115.8
Existing long-term debt	84.9	58.5	28.5	0.5	0.5	0.5	0.5
Capital lease obligations	6.0	6.8	6.3	5.4	5.2	5.0	4.8
Deferred income taxes	14.1	21.4	20.6	19.1	19.1	19.1	19.1
Other long-term liabilities	12.4	10.7	11.5	14.1	14.1	14.1	14.1
Minority interest	0.2	0.1	(0.0)	0.2	0.2	0.2	0.2
Total liabilities	$216.9	$199.7	$171.9	$154.9	$135.1	$145.3	$154.5
Redeemable preferred stock	169.8	177.0	184.3	191.6	198.9	206.1	213.4
Stockholders' equity:
Common Stock & APIC	$350.2	$360.0	$366.5	$372.6	$397.2	$424.3	$453.9
Treasury stock	(21.0)	(21.0)	(21.0)	(21.0)	(21.0)	(21.0)	(21.0)
Deferred stock-based compensation	(1.2)	(1.0)	(0.5)	(0.1)	—	—	—
Retained earnings (accumulated deficit)	(14.9)	0.6	21.6	34.4	56.1	79.9	112.3
Accumulated other comprehensive loss	(44.8)	(2.8)	(10.6)	(28.8)	(28.8)	(28.8)	(28.8)
Total stockholders' equity	$268.3	$335.7	$355.9	$357.0	$403.5	$454.4	$516.3
Total liabilities and stockholders' equity	$654.9	$712.4	$712.1	$703.6	$737.4	$805.8	$884.3

Consolidated Cash Flow Statement 2004-2008

($ in millions, except per share data)	2004	2005	2006	2007	2008
Cash flows from operating activities:
Net income	$28.3	$20.1	$29.0	$31.0	$39.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	37.7	39.7	43.8	45.2	47.4
Amortization of deferred stock-based compensation	0.5	0.4	0.1	—	—
Increase (decrease) in operating assets
Trade accounts receivable	(6.2)	(5.1)	(7.6)	(8.4)	(8.8)
Inventories, net	(3.3)	2.8	(6.8)	(7.2)	(9.1)
Prepaid expenses and other current assets	13.0	(6.4)	—	—	—
Investments and other assets	(0.3)	—	—	—	—
Increase (decrease) in operating liabilities
Accounts payable and accrued expenses	3.3	7.8	6.5	7.0	7.6
Interest payable on long-term debt	(0.5)	(0.5)	(0.5)	—	—
Accrued employee benefits	(0.3)	4.9	2.4	3.4	1.9
Other	0.9	2.3	(0.2)	(0.2)	(0.2)
Net cash provided by operating activities	$73.2	$66.0	$66.6	$70.9	$78.4
Cash flows from investing activities:
Purchases of property, plant and equipment	($38.1)	($73.8)	($52.3)	($51.7)	($54.2)
Purchases of intangible assets	(0.5)	—	—	—	—
Proceeds from the sale of property, plant and equipment	—	—	—	—	—
Proceeds from notes receivable	0.5	0.5	0.5	0.5	8.0
Net cash used in investing activities	($38.1)	($73.3)	($51.8)	($51.2)	($46.2)
Cash flows from financing activities:
Proceeds from employee stock purchase plan/options exercised	6.5	5.7	24.7	27.1	29.5
Net (payments) proceeds on notes payable of foreign affiliate	(0.2)	—	—	—	—
Payment of long-term debt	(27.9)	(28.0)	(28.0)	—	—
Net cash used in financing activities	($21.6)	($22.3)	($3.3)	$27.1	$29.5
Effect of exchange rate changes on cash	(3.0)	(5.4)	—	—	—
Net increase (decrease) in cash and cash equivalents	$10.5	($35.1)	$11.5	$46.7	$61.7
Cash and cash equivalents - beginning of period	166.6	177.0	141.9	153.4	200.1
Cash and cash equivalents - end of period	$177.0	$141.9	$153.4	$200.1	$261.8